Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

Vice President of Investor Relations

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS FIRST QUARTER

2024 RESULTS

Produced Significantly Improved Results Compared to 1Q23;

Solutions Segment Continues to Deliver Strong Top- and Bottom-Line Growth

First Quarter 2024 Highlights*:

●	Net Sales increased 16.0% to $95.7 million
●	Net Loss improved by $4.7 million to $(8.4) million, or $(0.37) of Diluted EPS
●	Expanded the 2024 Cost Savings Program to deliver $10+ million in sustainable annualized savings
●	Paid $0.295 per share cash dividend on March 29, 2024
●	Updated 2024 full year outlook based on weather impact and initial pre-season data

*All ‘Highlights’ comparisons are to first quarter 2023 financials

April 29, 2024 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the first quarter ended March 31, 2024.

“Our results improved across the board in the first quarter, when compared to the same period last year,” noted Bob McCormick, President, and CEO. “I want to congratulate our Work Truck Solutions teams for delivering an excellent quarter, as they continue to make progress towards their long-term growth and profitability goals. Despite experiencing the second winter in a row with significantly below average snowfall, our Attachments team made the best of the situation and delivered improved results compared to last year. We implemented our 2024 Cost Savings Program in January, to better align our cost structure with current market conditions. Given the deterioration in winter weather late in the season, we have expanded the program, with total annualized savings growing to $10 plus million.”

Douglas Dynamics – First Quarter 2024

Consolidated First Quarter 2024 Results

$ in millions (except Margins & EPS)	Q1 2024	Q1 2023
Net Sales	$95.7	$82.5
Gross Profit Margin	19.8%	13.7%

Loss from Operations	$(6.4)	$(13.8)
Net Loss	$(8.4)	$(13.1)
Diluted EPS	$(0.37)	$(0.58)
$ in millions (except Margins & EPS)	Q1 2024	Q1 2023
Adjusted EBITDA	$1.5	($7.4)
Adjusted EBITDA Margin	1.6%	(8.9%)
Adjusted Net Loss	$(6.5)	$(12.5)
Adjusted Diluted EPS	$(0.29)	$(0.55)

●

Year over year improvement to net sales of 16.0% and gross profit of 67.3% were driven by higher volumes and price realization at the Work Truck Solutions segment, and higher parts and accessories volumes at the Work Truck Attachments segment.

●

Selling, general and administrative expenses decreased 4.3% to $21.5 million compared to first quarter 2023 primarily due to lower expenses from the successful implementation of the 2024 Cost Savings Program, which was partially offset by related severance costs.

●	The Company’s effective tax rate was 16.0% and 21.1% for the three months ended March 31, 2024, and March 31, 2023, respectively.
●	Net loss for the three months ended March 31, 2024 was ($8.4) million, compared to ($13.1) million for the corresponding period in 2023, an improvement of $4.7 million.

Work Truck Attachments Segment First Quarter 2024 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2024	Q1 2023
Net Sales	$23.8	$19.2
Adjusted EBITDA	($4.5)	($10.2)
Adjusted EBITDA Margin	(18.7%)	(53.2%)

●	Work Truck Attachments Net Sales, Adjusted EBITDA, and Adjusted EBITDA margin all improved compared to the prior year despite ongoing weather issues.
●	Net sales were $23.8 million for the quarter, an increase of 23.9% compared to first quarter 2023 and Adjusted EBITDA increased $5.7 million to ($4.5) million.
●

The improved results were driven by increased sales of parts and accessories compared to the same period in the prior year, as well as lower costs following the implementation of the 2024 Cost Savings Program.

●

January 2024 saw above average snowfall across many core markets, including east coast cities that saw the first measurable snowfall in 700 days, which led to record parts and accessories sales for the month of January. This data highlights the fact that when it snows, equipment gets used and needs to be repaired and replaced.

McCormick noted, “The overall lack of snowfall in our core markets over the past two seasons has clearly lengthened the equipment replacement cycle, which will undoubtedly negatively impact pre-season orders. Through carefully implemented cost controls, we will limit the impact on our bottom line wherever possible, while planning ahead for a return to more normal operating conditions in the years ahead.”

Douglas Dynamics – First Quarter 2024

Work Truck Solutions Segment First Quarter 2024 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2024	Q1 2023
Net Sales	$71.8	$63.3
Adjusted EBITDA	$6.0	$2.9
Adjusted EBITDA Margin	8.4%	4.5%

●

Work Truck Solutions delivered significantly improved performance with Net Sales increasing 13.4% to $71.8 million compared to the same period last year, based on higher volumes, improved chassis availability, and increased price realization.

●	First Quarter 2024 Adjusted EBITDA more than doubled to $6.0 million compared to the first quarter of 2023, based on higher volumes, price increase realization, and improved efficiencies.
●	Adjusted EBITDA margin increased to 8.4%, its highest in any first quarter since 2019.

McCormick added, “Our teams at Dejana and Henderson are doing a terrific job improving baseline profitability by increasing the velocity of trucks flowing through our facilities. While supply chain issues linger in some areas of the business, the overall situation continues to stabilize and slowly improve, plus demand and backlog remain positive. We are very pleased with the progress in recent quarters, which is further proof when external conditions allow, our Solutions team can build momentum and deliver positive results.”

Dividend & Liquidity

●	A quarterly cash dividend of $0.295 per share of the Company's common stock was paid on March 29, 2024, to stockholders of record on March 18, 2024.
●

Net cash used in operating activities decreased 62.0% to $21.6 million in the first quarter 2024 primarily due to favorable changes in working capital, including a decrease in cash used in accounts payable and inventory.

●	The effective tax rates were 16.0% and 21.1% for the first quarters of 2024 and 2023, respectively.

Amended Credit Facility

●

As previously reported, the Company amended its credit facility during the first quarter 2024 to provide greater financial flexibility by increasing the leverage ratio covenant from 3.5X to 4.0X at March 31, 2024 and June 30, 2024, returning to 3.5X at September 30, 2024.

●	The Company’s leverage ratio at March 31, 2024 was 3.3X and the fees incurred in conjunction with the amendment were $0.3 million.

2024 Outlook

“As a direct result of recent unprecedented weather patterns, we are now seeing a lengthened equipment replacement cycle,” explained Sarah Lauber, Executive Vice President and CFO. “We are tightening our guidance range after the conclusion of the 2023-24 snow season and our careful monitoring of early pre-season orders. We will fully utilize our flexible manufacturing expertise to adjust our production to match demand, and also continue to make tough but necessary decisions to control our costs and defer investments to expand the 2024 Cost Savings Program. We have expanded the program, which is now expected to yield annual pre-tax savings of $10 plus million, with approximately $8 to $9 million of the anticipated annualized savings expected to be realized in 2024, which will help preserve our profitability and liquidity as much as possible.”

Douglas Dynamics – First Quarter 2024

Lauber added, “The Solutions segment continues to have a positive outlook for the year and remains on track to deliver improved top and bottom-line full year results for the third year in a row. And finally, it is worth reiterating that the dividend remains our top capital allocation priority.”

Updated 2024 financial outlook:

●	Net Sales are now expected to be between $600 million and $640 million, compared to the previous ranges of $600 to $660 million.
●	Adjusted EBITDA is now predicted to range from $70 million to $90 million, compared to the previous ranges of $70 to $100 million.
●	Adjusted Earnings Per Share are now expected to be in the range of $1.20 per share to $1.70 per share compared to the previous ranges of $1.20 to $2.10.
●	The effective tax rate is expected to be approximately 24% to 25%.

The long-term financial targets for both segments remain intact:

●	Work Truck Attachments:
o	Sales growth – low to mid-single digit percentages
o	Adjusted EBITDA margin – mid to high 20%’s

●	Work Truck Solutions:
o	Sales growth – mid to high-single digit percentages
o	Adjusted EBITDA margin – double digit to low teens

The updated 2024 outlook and long-term financial targets assume the following:

●	Relatively stable economic conditions.
●	Stable to slightly improving supply of chassis and components.
●	Core markets will experience average snowfall in the fourth quarter of 2024.

With respect to the Company’s 2024 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, April 30, 2024 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial 1-833-634-5024 domestically, or 1-412-902-4205 internationally.

Douglas Dynamics – First Quarter 2024

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net loss before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, and impairment charges. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Loss and Adjusted Loss Per Share (calculated on a diluted basis) represents net loss and loss per share (as defined by GAAP), excluding the impact of stock based compensation, severance, restructuring charges, impairment charges, certain charges related to unrelated legal fees and consulting fees, and adjustments on derivatives not classified as hedges, net of their income tax impact. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Loss and Adjusted Loss Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Douglas Dynamics – First Quarter 2024

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided By (Used in) Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, labor strikes, global political instability, adverse developments affecting the banking and financial services industries, pandemics and outbreaks of contagious diseases and other adverse public health developments, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, including policy or regulatory changes related to climate change, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, or our ability to execute repurchases under our stock repurchase program, our inability to compete effectively against competition, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – First Quarter 2024

Douglas Dynamics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2024	2023
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,974	$24,156
Accounts receivable, net	58,580	83,760
Inventories	174,768	140,390
Inventories - truck chassis floor plan	3,132	2,217
Refundable income taxes paid	6,220	4,817
Prepaid and other current assets	6,544	6,898
Total current assets	251,218	262,238

Property, plant, and equipment, net	64,180	67,340
Goodwill	113,134	113,134
Other intangible assets, net	118,440	121,070
Operating lease - right of use asset	16,687	18,008
Non-qualified benefit plan assets	9,976	9,195
Other long-term assets	3,441	2,433
Total assets	$577,076	$593,418

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$24,125	$31,374
Accrued expenses and other current liabilities	23,580	25,817
Floor plan obligations	3,132	2,217
Operating lease liability - current	5,309	5,347
Short term borrowings	55,000	47,000
Current portion of long-term debt	10,981	6,762
Total current liabilities	122,127	118,517

Retiree benefits and deferred compensation	14,722	13,922
Deferred income taxes	27,999	27,903
Long-term debt, less current portion	177,141	181,491
Operating lease liability - noncurrent	12,596	13,887
Other long-term liabilities	5,333	6,133

Total stockholders' equity	217,158	231,565
Total liabilities and stockholders' equity	$577,076	$593,418

Douglas Dynamics – First Quarter 2024

Douglas Dynamics, Inc.

Condensed Consolidated Statements of Loss

(In thousands, except share and per share data)

	Three Month Period Ended
	March 31, 2024	March 31, 2023
	(unaudited)

Net sales	$95,655	$82,545
Cost of sales	76,735	71,270
Gross profit	18,920	11,275

Selling, general, and administrative expense	21,488	22,442
Impairment charges	1,224	-
Intangibles amortization	2,630	2,630

Loss from operations	(6,422)	(13,797)

Interest expense, net	(3,524)	(2,864)
Other income, net	3	35
Loss before taxes	(9,943)	(16,626)

Income tax benefit	(1,591)	(3,516)

Net loss	$(8,352)	$(13,110)

Weighted average number of common shares outstanding:
Basic	23,009,369	22,906,845
Diluted	23,009,369	22,906,845

Loss per share:
Basic loss per common share attributable to common shareholders	$(0.37)	$(0.58)
Loss per common share assuming dilution attributable to common shareholders	$(0.37)	$(0.58)
Cash dividends declared and paid per share	$0.30	$0.30

Douglas Dynamics – First Quarter 2024

Douglas Dynamics, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Month Period Ended
	March 31, 2024	March 31, 2023
	(unaudited)

Operating activities
Net loss	$(8,352)	$(13,110)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,345	5,357
Gain on disposal of fixed assets	(6)	(60)
Amortization of deferred financing costs and debt discount	147	145
Stock-based compensation	355	957
Adjustments on derivatives not designated as hedges	(172)	(172)
Provision for losses on accounts receivable	179	175
Deferred income taxes	96	(1,125)
Impairment charges	1,224
Non-cash lease expense	1,364	1,018
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	25,001	38,367
Inventories	(34,378)	(48,082)
Prepaid assets, refundable income taxes paid and other assets	(3,250)	(3,376)
Accounts payable	(6,695)	(24,891)
Accrued expenses and other current liabilities	(2,238)	(11,882)
Benefit obligations, long-term liabilities, and other	(241)	(237)
Net cash used in operating activities	(21,621)	(56,916)

Investing activities
Capital expenditures	(1,328)	(2,748)
Net cash used in investing activities	(1,328)	(2,748)

Financing activities
Payments of financing costs	(279)	(334)
Payments on life insurance policy loans	(204)	--
Dividends paid	(6,750)	(6,960)
Net revolver borrowings	8,000	52,000
Repayment of long-term debt	--	(2,812)
Net cash provided by financing activities	767	41,894
Change in cash and cash equivalents	(22,182)	(17,770)
Cash and cash equivalents at beginning of period	24,156	20,670
Cash and cash equivalents at end of period	$1,974	$2,900

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$3,211	$1,042

Douglas Dynamics – First Quarter 2024

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands, except Adjusted EBITDA margin)

	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023

Work Truck Attachments
Net Sales	$23,840	$19,246
Adjusted EBITDA	$(4,468)	$(10,231)
Adjusted EBITDA Margin	-18.7%	-53.2%

Work Truck Solutions
Net Sales	$71,815	$63,299
Adjusted EBITDA	$6,002	$2,857
Adjusted EBITDA Margin	8.4%	4.5%

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended March 31,
	2024	2023

Net cash used in operating activities	$(21,621)	$(56,916)
Acquisition of property and equipment	(1,328)	(2,748)
Free cash flow	$(22,949)	$(59,664)

Douglas Dynamics – First Quarter 2024

Douglas Dynamics, Inc.

Net Loss to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended March 31,
	2024	2023

Net loss	$(8,352)	$(13,110)

Interest expense - net	3,524	2,864
Income tax benefit	(1,591)	(3,516)
Depreciation expense	2,715	2,727
Intangibles amortization	2,630	2,630
EBITDA	(1,074)	(8,405)

Stock-based compensation	355	957
Impairment charges (1)	1,224	-
Other charges (2)	1,029	74
Adjusted EBITDA	$1,534	$(7,374)

(1)	Reflects impairment charges taken on certain internally developed software in the three months ended March 31, 2024.
(2)	Reflects unrelated legal, severance, restructuring, and consulting fees for the periods presented.

Douglas Dynamics – First Quarter 2024

Douglas Dynamics, Inc.

Reconciliation of Net Loss to Adjusted Net Loss (unaudited)

(In thousands, except share and per share data)

	Three month period ended March 31,
	2024	2023

Net loss	$(8,352)	$(13,110)
Adjustments:
Stock based compensation	355	957
Impairment charges (1)	1,224	-
Adjustments on derivative not classified as hedge (2)	(172)	(172)
Other charges (3)	1,029	74
Tax effect on adjustments	(609)	(215)
Adjusted net loss	$(6,525)	$(12,466)

Weighted average basic common shares outstanding	23,009,369	22,906,845
Weighted average common shares outstanding assuming dilution	23,009,369	22,906,845

Adjusted loss per common share - dilutive	$(0.29)	$(0.55)

GAAP diluted loss per share	$(0.37)	$(0.58)
Adjustments net of income taxes:

Stock based compensation	0.02	0.03
Impairment charges (1)	0.04	-
Adjustments on derivative not classified as hedge (2)	(0.01)	-
Other charges (3)	0.03	-

Adjusted diluted loss per share	$(0.29)	$(0.55)

(1)	Reflects impairment charges taken on certain internally developed software in the three months ended March 31, 2024.
(2)	Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(3)	Reflects unrelated legal, severance, restructuring, and consulting fees for the periods presented.